Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated April 4, 2011, as supplemented by	Registration Statement No. 333-173299
the prospectus supplement dated April 19, 2011)	January 24, 2012

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE

ZIONS DIRECT® | Auctions

OPEN ACCOUNT LOGIN

1.800.524.8875

AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOS

HOME :: AUCTION #4837

ZIONS BANCORPORATION

View Auction

Zions Bancorporation Senior Note / 5.5 Year Corporates

Non-redeemable prior to February 1, 2013, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Auction Status:	ACCEPTING BIDS
Auction Start:	1/24/2012 10:00 AM EST
Auction End:	1/30/2012 3:15 PM EST
Last Update:	1/24/2012 12:02:17 PM EST

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	5.450%
Maturity Date:	8/1/2017

BUY TODAY! INFORMATION

Price:	100.000000
Yield:	%

Offering Documents

Auction Details

ISSUE INFORMATION

Call Feature:	Callable
First Call Date:	2/1/2013
First Call Price:	100.000000
Settlement Date:	2/2/2012
First Interest Date:	8/1/2012
Int. Accrual Date:	2/2/2012
Int. Frequency:	Semi-Annually
Day Basis:	30/360
CUSIP Number:	98970ECC1
Principal Offered:	$ 500,000.00
Units Offered:	500
Denomination:	$ 1,000.00
Min. Price:	97.000000
Max. Price:	103.000000
Min. Yield:	2.388%
Max. Yield:	6.101%

BIDDING INFORMATION

Number of Bidders:	0
Number of Bids:	0
Current Market-Clearing Price:	97.000000
Current Market-Clearing Yield:	6.101%
Current Yield to Maturity:	6.101%
Current Yield to Call:	8.655%

Before submitting bids in this auction you must Register or Sign In.

Note: This page will check for updates every minute.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT® Our Affiliates: Amegy Bank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank Colorado, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Entrust

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE

ZIONS DIRECT® | Auctions

OPEN ACCOUNT LOGOUT

1.800.524.8875

AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOS MY ACCOUNT

PUBLIC FILING :: HOME :: AUCTION #4837

ZIONS BANCORPORATI



Bidding Qualification

Zions Bancorporation Senior Note / 5.5 Year Corporates

Non-redeemable prior to February 1, 2013, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB

Please confirm your agreement with each of the following by checking the box next to each statement.

☐ I agree that the following contact information is correct:

NAME:	John Smith
E-MAIL:	john.smith@email.com
TELEPHONE:	212-121-2121

☐ I have accessed or received the Offering Documents.

☐ I understand that the Corporate Notes that I am bidding for are securities and are not insured by the FDIC, are not deposits of any bank and may lose value. All securities are subject to investment risks, including possible loss of the principal invested.

☐ By participating in this auction, I declare that my investment objective(s), time horizon and risk tolerance allow for the purchase of the securities being offered. Furthermore, I authorize Zions Direct to update my investor profile, if needed, to align my profile with this purchase.

☐ I understand and acknowledge that the securities being auctioned can only be delivered through a Zions Direct Brokerage Account (Account), and that if I am awarded any of the securities being auctioned but have not opened such an Account with Zions Direct before 2 PM Eastern Time on the next business day after the Auction Window has closed, my trade will be canceled and I will not receive such securities.

☐ I understand that Zions Direct is committed to conducting fair, open, and transparent auctions for the benefit of all participants. Zions Direct will not tolerate or conduct business with anyone who attempts to disrupt or manipulate the process for any auction. I agree that by participating in this auction I will not be engaging in any such attempt.

I Agree **I DO NOT Agree**

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT®

Our Affiliates: AmegyBank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Entrust

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE

ZIONS DIRECT Auctions

OPEN ACCOUNT LOGOUT

1.800.524.8875

AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOS MY ACCOUNT

PUBLIC_FILING :: HOME :: AUCTION #4837

ZIONS BANCORPORATION

Bid Page

Zions Bancorporation Senior Note / 5.5 Year Corporates

Non-redeemable prior to February 1, 2013, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Auction Status:	ACCEPTING BIDS	**Security Type:**	Corporate Bonds	BUY TODAY! INFORMATION	
Auction Start:	1/24/2012 10:00 AM EST	**Issue Type:**	Primary	**Price:**	100.000000
Auction End:	1/30/2012 3:15 PM EST	**Coupon:**	5.450%	**Yield:**	%
Last Update:	1/24/2012 12:01:12 PM EST	**Maturity Date:**	8/1/2017		

Offering Documents

▶ **Auction Details**

PUBLIC_FILING

Current Market-Clearing Yield*: 6.101% **Current Market-Clearing Price:** 97.000000

BUY TODAY!	Units	Price - OR - YTW		YTC	YTM	Submitted	"In the Money"
Buy Today!		100.000000	%	%	%		

The Buy Today! sale closes on 1/30 at 2:00 AM ET.

AUCTION BIDS	Units	Price	- OR - YTW	YTC	YTM	Submitted	"In the Money"
1			%				
2			%				
3			%				
4			%				
5			%				

Bid Limit: $ 250,000.00 **Calculate/Refresh** **Submit**

Note: This page will check for updates every minute.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT Our Affiliates: Amegy Bank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8 am to Midnight Eastern Time.

Secured by entrust

Ssl verify

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE

OPEN ACCOUNT LOGOUT 1.800.524.8875

AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOSMY ACCOUNT

PUBLIC_FILING :: HOME :: AUCTION #4837

Review & Confirm Bid Submission

Zions Bancorporation Senior Note / 5.5 Year Corporates

Non-redeemable prior to February 1, 2013, then callable at par on interest payment dates thereafter. | BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Bidder Bid #Units @ Price Yield Max. Award Max. Amt. Due Status PUBLIC_FILING Buy Today! 1 @ 100.000000% 1 $ 1,000.00 NEW Bid Limit: $ 250,000.00

I understand that I committed to purchase 1 unit at the Buy Today! price, at a cost of $ 1,000.00.

I confirm the bids shown in the table above.

Cancel

Confirm

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTERGet market information, auction updates, new-issue alerts, and more. It’s weekly and it’s free! Email Address

Investment Products: Not FDIC Insured No Bank Guarantee May Lose Value Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank. Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer. Amegy bank of texas

Califonia bank texas

The commerce bank of Oregon

The commerce bank of London

National bank

Neveda state bank

Vectra bank colorodo

Submit

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS Please direct questions regarding the website or bidding procedures to the Auction Administrator.You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Secured by entrust

Ssl verify